Exhibit 28(h)(2)(i)

PENN SERIES FUNDS, INC.

AMENDMENT TO

CO-ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of July 1, 2016, and hereby amends that certain Co-Administration Agreement, dated January 1, 2016 (the “Agreement”), between Penn Mutual Asset Management, Inc. (“PMAM”) and Penn Series Funds, Inc. (“Penn Series”), on behalf of each portfolio listed on Schedule A of the Agreement, as amended (the “Funds”).

WHEREAS, PMAM has converted from a Pennsylvania corporation to a Pennsylvania limited liability company effective July 1, 2016 (the “Conversion”); and

WHEREAS, PMAM and Penn Series wish to amend the Agreement to reflect the Conversion;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. All references in the Agreement to PMAM shall refer to “Penn Mutual Asset Management, LLC,” and all references to “Penn Mutual Asset Management, Inc.” shall be replaced with “Penn Mutual Asset Management, LLC.” In addition, any references to PMAM as “a Pennsylvania corporation,” or words to that effect, are replaced with “a Pennsylvania limited liability company.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

PENN SERIES FUNDS, INC., on behalf of the Funds	PENN MUTUAL ASSET MANAGEMENT, LLC

By: /s/ David M. O’Malley David M. O’Malley President	By: /s/ Keith Huckerby Keith Huckerby President and Chief Marketing Officer